LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE
CONTACT: CHARLES J. KESZLER (972) 770-6495 Fax: (972) 770-6471

LONE STAR TECHNOLOGIES, INC. REPORTS FIRST QUARTER 2004 EARNINGS

Dallas, TX, April 15, 2004 – Lone Star Technologies, Inc. (NYSE: LSS; “Lone Star”) today reported net income for the first quarter of 2004 of $8.0 million, or $0.28 per diluted share.  This compared to a net loss for the fourth quarter of 2003 of $34.0 million, or $1.20 per diluted share, which included charges of $25.0 million, or $0.88 per diluted share, for goodwill impairment, LIFO inventory accounting adjustments and additional interest related to a lawsuit under appeal concerning an uncompleted acquisition.    The net income in the first quarter of 2004 was attributable to increased demand and higher selling prices for Lone Star’s oilfield, specialty tubing, flat rolled steel and other products.

First quarter 2004 revenues were $179.8 million, up 35% from the fourth quarter of 2003, with total oilfield revenues up 44% to $132.2 million. Revenues from sales of OCTG were up 50% on 25% increased shipment volumes and 21% higher average selling prices compared to the fourth quarter of 2003.  Likewise, revenues from sales of line pipe were up 49% on 19% increased shipment volumes and 25% higher average selling prices.  Increased demand for oilfield tubular products was due in part to low industry-wide inventory levels.  Revenues from Lone Star’s newly formed Star Energy Group, which includes threading, inspection, heat-treating, and logistics services as well as coupling and production tubing manufacturing, were up 10% from the fourth quarter of 2003.

First quarter 2004 revenues from specialty tubing increased 14% over the fourth quarter of 2003 to $30.4 million due to increased industrial demand associated with the continuing economic recovery.  Revenues from flat rolled steel and other products were up 20% to $17.2 million, primarily due to increased demand related to tightening domestic steel supply.

At March 31, 2004, Lone Star had $39.4 million of cash and cash equivalents on hand in addition to an unused $125 million revolving credit facility.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $19.0 million in the first quarter of 2004.  A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, “We are pleased that our operating results for the first quarter represent a significant improvement over the fourth quarter, and reflect the steps Lone Star has taken to accelerate the pace of our recovery and to benefit from the current improvement in the general economy.  We remain focused on completing our $20 million cost reduction program, which has resulted in approximately $10 million in annualized savings thus far.  We have also mitigated the impact of higher natural gas and steel costs through price increases for all of our products.  We expect the increased demand we experienced in the first quarter in each of our business segments to continue as general inventory levels remain low.  We are confident that we will continue our profitability improvement.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks.  There is no assurance that the estimates and expectations in this release will be realized.  Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended March 31,
	2004	2003
Net revenues	$179.8	$128.1
Cost of goods sold	(156.6)	(123.8)
Gross profit	23.2	4.3
Selling, general and administrative expenses	(11.1)	(9.6)
Operating income (loss)	12.1	(5.3)
Interest income	0.2	0.4
Interest expense	(4.2)	(3.6)
Other income, net	0.2	0.7
Income (loss) before income tax	8.3	(7.8)
Income tax expense	(0.3)	(0.1)
Net income (loss)	$8.0	$(7.9)
Depreciation & amortization	6.7	6.0
Cash flows from operating activities	10.5	15.5
EBITDA	19.0	1.4
Per common share - basic
Net income (loss) available to common shareholders	$0.28	$(0.28)
Per common share - diluted
Net income (loss) available to common shareholders	$0.28	$(0.28)
Weighted average shares outstanding
Basic	28.5	28.4
Diluted	28.7	28.4

	($ in millions)
	For the Quarter Ended March 31,
	2004		2003
Revenues by Segment	$	%	$	%
Oilfield products	132.2	73	80.5	63
Specialty tubing products	30.4	17	34.5	27
Flat rolled steel and other products	17.2	10	13.1	10
Consolidated net revenues	179.8	100	128.1	100

	(in tons)
	For the Quarter Ended March 31,
Shipments by Segment	2004	%	2003	%
Oilfield products	147,100	68	117,400	64
Specialty tubing products	26,600	12	29,100	16
Flat rolled steel and other products	42,000	20	36,800	20
Total shipments	215,700	100	183,300	100

Reconciliation of EBITDA to Cash Flows from Operations:

	For the Quarter Ended March 31,
	2004	2003
Cash flows from operating activities	$10.5	$15.5
Non-cash charge for stock compensation	(0.3)	—
Net gain on asset disposals and impairments	—	0.4
Changes in working capital	4.8	(15.0)
Other balance sheet changes	(0.3)	(2.8)
Interest expense, net	4.0	3.2
Income tax expense	0.3	0.1
EBITDA	$19.0	$1.4

*Certain reclassifications of prior period amounts have been made to conform to the current period presentation.